CHAPMAN AND CUTLER LLP
                     111 WEST MONROE STREET
                    CHICAGO, ILLINOIS  60603



                       September 13, 2006




First Trust Portfolios L.P.
1001 Warrenville Road
Lisle, Illinois  60532


     Re:                        FT 1243

Gentlemen:

     We have served as counsel for First Trust Portfolios L.P., as Sponsor and Depositor of FT 1243 in connection with the preparation, execution and delivery of a Trust Agreement dated September 13, 2006 among First Trust Portfolios L.P., as Depositor, The Bank of New York, as Trustee, First Trust Advisors L.P., as Evaluator and Portfolio Supervisor, and FTP Services LLC as Fund/SERV Eligible Unit Servicing Agent, pursuant to which the Depositor has delivered to and deposited the Securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

     In  connection  therewith, we have examined  such  pertinent records  and  documents  and matters of law  as  we  have  deemed
necessary  in  order  to  enable  us  to  express  the   opinions
hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     1. the execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

     2. the certificates evidencing the Units in the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-137058) relating to the Units referred to above, to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.
                                  Respectfully submitted,


                                  CHAPMAN AND CUTLER LLP


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